Exhibit 3.1

COMPOSITE CERTIFICATE OF INCORPORATION
OF
MAXWELL TECHNOLOGIES, INC.
a Delaware corporation
FIRST: The name of the corporation is Maxwell Technologies, Inc. (“Corporation”).
SECOND: The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name and address of the Corporation’s registered agent in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, State of Delaware 19801.
THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the General Corporation Law of the State of Delaware.
FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is Eighty Million (80,000,000), consisting of Eighty Million (80,000,000) shares of Common Stock, par value $.10 per share (the “Common Stock”).
FIFTH: In furtherance and not in limitation of the powers conferred by statute and subject to Article Sixth hereof, the Board of Directors of the Corporation (the “Board of Directors”) is expressly authorized to adopt, repeal, rescind, alter or amend in any respect the bylaws of the Corporation (the “Bylaws”), and to confer in the Bylaws powers and authorities upon the directors of the Corporation in addition to the powers and authorities expressly conferred upon them by statute.
SIXTH: Notwithstanding Article Fifth hereof, the Bylaws may be adopted, repealed, rescinded, altered or amended in any respect by the stockholders of the Corporation, but only by the affirmative vote of the holders of not less than eighty percent (80%) of the voting power of all outstanding shares of Voting Stock (as defined in paragraph (f) of Section 3 of Article Fourteenth hereof), regardless of class and voting together as a single voting class, and, where such action is proposed by an Interested Stockholder (as defined in paragraph (d) of Section 3 of Article Fourteenth hereof), or by any Affiliate or Associate (each as defined in paragraph (g) of Section 3 of Article Fourteenth hereof) of an Interested Stockholder, including the affirmative vote of the holders of a majority of the voting power of all outstanding shares of Voting Stock, regardless of class and voting together as a single voting class, other than shares held by the Interested Stockholder which proposed (or the Affiliate or Associate of which proposed) such action, or any Affiliate or Associate of such Interested Stockholder; provided, however, that where such action is approved by a majority of the Disinterested Directors (as defined in paragraph (a) of Section 3 of Article Fourteenth hereof), or by a majority of a quorum of the full Board of Directors if such proposal is not made by or on behalf of an Interested Stockholder or his Affiliate or Associate, the affirmative vote of a majority of the voting power of all outstanding shares of Voting Stock, regardless of class and voting together as a single voting class, shall be required for approval of such action.

SEVENTH: The business and affairs of the Corporation shall be managed by and under the direction of the Board of Directors. The exact number of directors of the Corporation shall be fixed by or in the manner provided in the Bylaws.
EIGHTH: The Board of Directors shall be and is divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors, with the term of office of the directors of one class expiring each year. Each director shall serve for a term ending on the date of the third annual meeting following the annual meeting at which such director was elected; provided, however, that with respect to directors elected at the 1986 annual meeting of shareholders of Maxwell Technologies, Inc., a California corporation and the predecessor of this Corporation (“Maxwell California”), which directors shall become directors of this Corporation upon the effectiveness of the merger of Maxwell California with and into this Corporation as members of the respective classes of the Board of Directors specified in the Merger Agreement between this Corporation and Maxwell California, the terms of such directors shall be as follows: the directors designated as Class I shall serve for a term ending on the date of the annual meeting next following the end of the calendar year 1986; the directors designated as Class II shall serve for a term ending on the date of the annual meeting next following the end of the calendar year 1987; and the directors designated as Class III shall serve for a term ending on the date of the annual meeting next following the end of the calendar year 1988.
Notwithstanding the foregoing provisions of this Article Eighth: each director shall serve until his successor is elected and qualified or until his death, resignation or removal; and no decrease in the authorized number of directors shall shorten the term of any incumbent director.
NINTH: Newly created directorships resulting from any increase in the number of directors, or any vacancies on the Board of Directors resulting from death, resignation, removal or other causes, shall be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director’s successor shall have been elected and qualified or until such director’s death, resignation or removal, whichever first occurs.
TENTH: Any director may be removed from office only for cause and only by the affirmative vote of the holders of not less than eighty percent (80%) of the voting power of all outstanding shares of Voting Stock entitled to vote in connection with the election of such director, regardless of class and voting together as a single voting class; provided, however, that where such removal is approved by a majority of the Disinterested Directors, the affirmative vote of a majority of the voting power of all outstanding shares of Voting Stock entitled to vote in connection with the election of such director, regardless of class and voting together as a single voting class, shall be required for approval of such removal.
ELEVENTH: Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called Annual Meeting or at a special meeting of stockholders of the Corporation, unless such action requiring or permitting shareholder approval is approved by a majority of the Disinterested Directors, in which case such action may be authorized or taken by the written consent of the holders of outstanding shares of Voting Stock having not less than the minimum voting power that would be necessary to authorize or take such action at a meeting of stockholders at which all shares entitled to vote thereon were present and voted, provided all other requirements of applicable law and this Certificate have been satisfied.
TWELFTH: Special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time by a majority of the Board of Directors or by the Chairman of the Board or President. Special meetings may not be called by any other person or persons. Each special meeting shall be held at such date and time as is requested by the person or persons calling the meeting, within the limits fixed by law.
THIRTEENTH: Meetings of stockholders of the Corporation may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision of applicable law) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws.
FOURTEENTH: 1. Subject to the provisions of Section 2 of this Article Fourteenth, in addition to any vote required by law, a Business Combination (as defined in paragraph (b) of Section 3 of this Article Fourteenth) shall be approved by the affirmative vote of the holders of not less than:
(a)    eighty percent (80%) of the voting power of all outstanding shares of Voting Stock, regardless of class and voting together as a single voting class; and
(b)    a majority of the voting power of all outstanding shares of Voting Stock, other than shares held by (i) an Interested Stockholder which is (or the Affiliate or Associate of which is) a party to such Business Combination or (ii) an Affiliate or Associate of such Interested Stockholder, regardless of class and voting together as a single voting class.
The affirmative votes referred to in paragraphs (a) and (b) of this Section 1 shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage or proportion may be specified, by law, in any agreement between the Corporation and any other person, including a national securities exchange, or otherwise.
2.    Notwithstanding the provisions of Section 1 of this Article Fourteenth, a Business Combination may be approved if all of the conditions specified in either of the following paragraphs (a) or (b) have been satisfied:
(a)    both of the following conditions specified in clauses (i) and (ii) of this paragraph (a) have been satisfied:
(i)     there are one or more Disinterested Directors and a majority of such Disinterested Directors shall have approved such Business Combination; and
(ii)     such Business Combination shall have been approved by the affirmative vote of the Corporation’s stockholders required by law, if any such vote is so required; or

(b)    all of the following conditions specified in clauses (i) through (vii) of this paragraph (b) have been satisfied:
(i)     such Business Combination shall have been approved by the affirmative vote of holders of a majority of the voting power of all outstanding shares of Voting Stock, regardless of class and voting together as a single voting class;
(ii)     the aggregate amount of (A) the cash and {B) the Fair Market Value (as defined in paragraph (i) of Section 3 of this Article Fourteenth), as of the date of the consummation of the Business Combination (the “Consummation Date”}, of consideration other than cash received or to be received, per share, by holders of shares of Common Stock in such Business Combination, shall be at least equal to the greatest per share amount determined under the following alternatives:
(I)    the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers’ fees) paid or agreed to be paid by or on behalf of the Interested Stockholder or any Affiliate or Associate of such Interested Stockholder which is (or the Affiliate or Associate of which is) a party to such Business Combination for any shares of Common Stock in connection with the acquisition by such Interested Stockholder or any such Affiliate or Associate of beneficial ownership of shares of Common Stock (x) within the two-year period immediately prior to and including the date of the final public announcement of the terms of the proposed Business Combination(the “Announcement Date”), or (y) in the transaction in which such Interested Stockholder became an Interested Stockholder, whichever is higher; and
(II)    the Fair Market Value per share of Common Stock (x) on the Announcement Date, or (y) on the date on which the Interested Stockholder became an Interested Stockholder (the “Determination Date”), whichever is higher;
(iii)     the aggregate amount of (A) the cash and (B) the Fair Market Value, as of the Consummation Date, of consideration other than cash received or to be received, per share, by holders of shares of any class or series of outstanding Voting Stock other than Common Stock in such Business Combination, shall be at least equal to the highest amount determined under clauses I, II and III below (it being intended that the requirements of this clause (iii) shall be required to be met with respect to every class or series of outstanding Voting Stock other than Common Stock, whether or not such Interested Stockholder (or such Affiliate or Associate) has previously acquired any shares of a particular class or series of Voting Stock):
(I)    the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers’ fees) paid or agreed to be paid by or on behalf of the Interested Stockholder or any Affiliate or Associate of such Interested Stockholder which is (or the

Affiliate or Associate of which is) a party to such Business Combination for any shares of such class or series of Voting Stock in connection with the acquisition by such Interested Stockholder or any such Affiliate or Associate of beneficial ownership of shares of such class or series of Voting Stock (x) within the two-year period immediately prior to the Announcement Date, or (y) in the transaction in which such Interested Stockholder became an Interested Stockholder, whichever is higher;
(II)    (if applicable) the highest preferential amount per share to which the holders of shares of such class or series of Voting Stock are entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, regardless of whether the Business Combination to be consummated constitutes such an event; and
(III)    the Fair Market Value per share of such class or series of Voting Stock (x) on the Announcement Date, or (y) on the Determination Date, whichever is higher;
(iv)     the consideration to be received by the holders of a particular class of outstanding Voting Stock (including Common Stock) shall be in cash or in the same form as the Interested Stockholder (or any Affiliate or Associate of such Interested Stockholder) has previously paid (or agreed to pay) for shares of such class or series of Voting Stock. If the Interested Stockholder and/or his Affiliates or Associates paid for shares of any class of Voting Stock with varying forms of consideration, the form of consideration to be received by holders of shares of such class or series of Voting Stock shall be either cash or the form used to acquire the largest number of shares of such class of Voting Stock previously acquired by such Interested Stockholder and his Affiliates and Associates. The price determined in accordance with clauses (ii) and (iii) of this paragraph (b) shall be subject to appropriate adjustment in the event of any stock dividend, stock split, combination of shares or similar event;
(v)     after the Determination Date and prior to the consummation of such Business Combination, neither such Interested Stockholder nor any of its Affiliates or Associates shall have become the beneficial owner of any additional shares of Voting Stock, except (A) as part of the transaction which resulted in such Interested Stockholder becoming an Interested Stockholder, (B) upon the exercise of options or warrants granted prior to, or the conversion of convertible securities acquired prior to, the Determination Date, (C) pursuant to any employee benefit plan, including without limitation a stock plan, maintained by the Corporation or any Subsidiary, regardless of the date of acquisition of such beneficial ownership, or (D) as a result of a stock split or a pro rata stock dividend;
(vi)     after the Determination Date and prior to the consummation of such Business Combination, neither such Interested Stockholder nor any of its Affiliates or Associates shall have received the benefit, directly or indirectly (except proportionately as a stockholder), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Corporation (other than any of the foregoing provided under an employee benefit plan of the Corporation or any subsidiary, including without limitation stock option plans), whether in anticipation of or in connection with such Business Combination or otherwise; and
(vii)     a proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (or any subsequent provisions replacing such act, rules and/or regulations) shall be mailed to stockholders of the Corporation at least thirty (30) days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such Act, rules and/or regulations or such subsequent provisions).
3.    For purposes of this Certificate of Incorporation, the following definitions shall apply;
(a)    “Disinterested Director” means, with respect to any Business Combination with, or proposed by or on behalf of, an Interested Stockholder (or his Affiliate or Associate) and with respect to any proposal by or on behalf of an Interested Stockholder (or his Affiliate or Associate) to amend or repeal any provision of this Certificate of Incorporation the amendment or repeal of which is governed by Article Sixteenth hereof, any member of the Board of Directors of the Corporation who is not such Interested Stockholder or an Affiliate or Associate of such Interested Stockholder and who was a member of the Board of Directors of Maxwell California on December 1, 1986 or a member of the Board of Directors of this Corporation prior to the time that the Interested Stockholder became an Interested Stockholder. The term “Disinterested Director” includes a successor to any such director if the successor is neither the Interested Stockholder nor an Affiliate or Associate of the Interested Stockholder and was recommended or elected to succeed the Disinterested Director on the Board by a majority of Disinterested Directors then on the Board.
(b)    “Business Combination” means:
(i)     any merger or consolidation of the Corporation or any Subsidiary (as defined in paragraph (h) of this Section 3) with or into (A) any Interested Stockholder or (B) any other corporation (whether or not itself an Interested Stockholder) which immediately before is, or after such merger or consolidation would be, an Affiliate or Associate of an Interested Stockholder.
(ii)     any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of related transactions) to or with any Interested Stockholder, Affiliate and/or any Associate of any Interested Stockholder of any assets of the Corporation or any Subsidiary, where such assets have an aggregate Fair Market Value of One Million Dollars ($1,000,000) or more;

(iii)     the Issuance or transfer by the Corporation or any Subsidiary (in one transaction or a series of related transactions) of any securities of the Corporation or any Subsidiary to a person which, immediately prior to such issuance or transfer, is an Interested Stockholder or an Affiliate or Associate of an Interested Stockholder, where such equity securities have an aggregate Fair Market Value of One Million Dollars ($1,000,000) or more;
(iv)     the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of any Interested Stockholder or any Affiliate or Associate of any Interested Stockholder;
(v)     any reclassification of securities (including any reverse stock split) or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any similar transaction (whether or not with or into or otherwise involving an Interested Stockholder), which has the effect, directly or indirectly, of increasing the percentage of the outstanding shares of any class of equity or convertible securities of the Corporation or any Subsidiary which is directly or indirectly owned by any Interested Stockholder or by any Affiliate or Associate of any Interested Stockholder; or
(vi)     any agreement, contract or other arrangement providing for any of the transactions described in clauses (i) through (v) of this paragraph (b).
(c)    A “person” means an individual, firm, partnership, trust, corporation or other entity.
(d)    “Interested Stockholder” means, as of any given date, any person who or which:
(i)     is the beneficial owner (as defined in paragraph (e) of this Section 3), directly or indirectly, of ten percent (10%) or more of the voting power of (A) all outstanding shares of Voting Stock or (B) all outstanding shares of the capital stock of a Subsidiary having general voting power (“Subsidiary Stock”);
(ii)     is an Affiliate of the Corporation and at any tine within the two-year period immediately prior to such date was the beneficial owner, directly or indirectly, of 10% or more of the voting power of all outstanding shares of Voting Stock or all outstanding shares of Subsidiary Stock; or
(iii)     is an assignee of or has otherwise succeeded to any shares of Voting Stock or Subsidiary Stock which were, at any time within the two-year period immediately prior to such date, beneficially owned by any person who at such time was an Interested Stockholder, unless such assignment or succession shall have occurred in the course of a transaction or series of transactions involving the purchase of shares in a public offering within the meaning of the Securities Act of 1933, as amended, or open market purchases of shares, if in either case the price and other terms of sale are not negotiated by the purchaser and seller of such shares;
provided, however, that the term “Interested Stockholder” shall not include (A) the Corporation or any Subsidiary or (B) any employee stock ownership or other employee benefit plan of the Corporation or any Subsidiary, or any trustee of, or fiduciary with respect to, any such plan when acting in such capacity.
(e)    A person is the “beneficial owner” of any shares of capital stock:
(i)     which such person or any of its Affiliates or Associates beneficially owns, directly or indirectly;
(ii)     which such person or any of its Affiliates or Associates has (A) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding; or
(iii)     which are beneficially owned, directly or indirectly, by any other person with which such first-mentioned person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of capital stock of the Corporation or a Subsidiary, as the case may be.
(f)    “Voting Stock” means the capital stock of the Corporation entitled to be voted generally in the election of directors. For the purpose of determining whether a person is an Interested Stockholder pursuant to paragraph (d) of this Section 3, the number of shares of Voting Stock or Subsidiary Stock, as the case may be, deemed to be outstanding shall include shares deemed owned by a beneficial owner through application of paragraph (e) of this Section 3, but shall not include any other shares of Voting Stock or Subsidiary Stock, as the case may be, which are not then outstanding but which may be issuable to any other person pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.
(g)    A person shall be deemed to be an “Affiliate” of a specified person, if such person directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such specified person. A person shall be deemed to be an “Associate” of a specified person, if such person is (a) a corporation or organization (other than the Corporation or any Subsidiary) of which such specified person is an officer or partner or of which such specified person is, directly or indirectly, the beneficial owner of 10 percent or more of any class of equity securities, (b) a trust or other estate (other than any pension, profit-sharing, employee stock ownership or other employee benefit plan of the Corporation or any Subsidiary) in which such specified person has a substantial beneficial interest or as to which such specified person serves as trustee or in a similar fiduciary capacity, or (c) a relative or spouse of such specified person, or a relative of such spouse, who has the same home as such specified person.

(h)    “Subsidiary” means any corporation of which a majority of any class of equity security (as defined in Rule 3all-l of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, as In effect on January 1, 1986) is owned, directly or indirectly, by the Corporation.
(i)    “Fair Market Value” means (i) in the case of stock (A) the highest closing sale price during the 30-day period including and immediately preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange Listed Stocks, or (B) if such stock is not quoted on the Composite Tape, the highest closing sale price during such 30-day period on the New York Stock Exchange, or (C) if such stock is not listed on such exchange, the highest closing sale price during such 30-day period on the principal United States securities exchange registered under the Securities Exchange Act of 1934, as amended, on which such stock is listed, or (D) if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock on the National Association of Securities Dealers, Inc. Automated Quotations System or any similar system then in use during such 30-day period, or (E) if no such quotations are available, the fair market value on the date in question of a share of such stock as determined in good faith by a majority of the Disinterested Directors (or if there are no Disinterested Directors, then by a majority of the Board of Directors), and (ii) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined in good faith by a majority of the Disinterested Directors (or if there are no Disinterested Directors, then by a majority of the Board of Directors).
(j)    In the event of any Business Combination in which the Corporation survives, the phrase “consideration other than cash received or to be received* as used in clauses (ii) and (i1i) of paragraph (b) of Section 2 of this Article Fourteenth shall include the shares of Common Stock and/or the shares of any other class of Voting Stock retained by the holder of such shares.
4.    A majority of the Disinterested Directors shall have the power and duty to determine, for purposes of this Article Fourteenth on the basis of information known to them: (a) whether a person is an Interested Stockholder, (b) the number of shares of Voting Stock or Subsidiary Stock beneficially owned by any person, (c) whether a person is an Affiliate or Associate of another person, (d) whether a person has an agreement, arrangement or understanding with another person as to the matters referred to in clause (vi) of paragraph (b), or clause (ii) or (iii) of paragraph (e) of Section 3 of this Article Fourteenth, (e) whether any particular assets of the Corporation and/or any Subsidiary have an aggregate Fair Market Value of One Million Dollars ($1,000,000} or more, or (f) whether the consideration received for the issuance or transfer of securities by the Corporation and/or any Subsidiary has an aggregate Fair Market Value of One Million Dollars ($1,000,000) or more. In furtherance and not in limitation of the preceding powers and duties set forth in this Section 4, a majority of the Disinterested Directors shall have the power and duty to interpret all of the terms and provisions of this Article Fourteenth.
5.    Nothing contained in this Article Fourteenth shall be construed to relieve any Interested Stockholder or any Affiliate or Associate thereof from an fiduciary obligation imposed by law.

6.    The fact that any action or transaction complies with the provisions of this Article Fourteenth shall not be construed to impose any fiduciary duty, obligation or responsibility on the Board of Directors or any member thereof to approve such action or transaction or recommend its adoption or approval to the stockholders of the Corporation, nor shall such compliance limit, prohibit or otherwise restrict in any manner the Board of Directors, or any member thereof, with respect to evaluations of, or actions and responses taken with respect to, such action or transaction.
FIFTEENTH: To the maximum extent permissible under Section 262 of the General Corporation Law of the State of Delaware, the stockholders of the Corporation shall be entitled to the statutory appraisal rights provided therein, notwithstanding any exception otherwise provided therein, with respect to any Business Combination involving the Corporation and any Interested Stockholder (or any Affiliate or Associate of any Interested Stockholder), which requires the affirmative vote specified in paragraph (a) of Section 1 of Article Fourteenth hereof.
SIXTEENTH: The provisions set forth in this Article Sixteenth and in Articles Fifth, Sixth, Seventh, Eighth, Ninth, Tenth, Eleventh, Twelfth, Fourteenth and Fifteenth hereof may not be repealed, rescinded, altered or amended in any respect, and no other provision or provisions may be adopted which impair(s) in any respect the operation or effect of any such provision, except by the affirmative vote of the holders of not less than eighty percent (80%) of the voting power of all outstanding shares of Voting Stock regardless of class and voting together as a single voting class, and, where such action is proposed by an Interested Stockholder or by any Associate or Affiliate of an Interested Stockholder, including the affirmative vote of the holders of a majority of the voting power of all outstanding shares of Voting Stock, regardless of class and voting together as a single class, other than shares beneficially owned by the Interested Stockholder which proposed (or the Affiliate or Associate of which proposed) such action, or beneficially owned by any Affiliate or Associate of such Interested Stockholder; provided, however, that where such action is approved by a majority of the Disinterested Directors (or by a majority of a quorum of the full Board of Directors if such proposal is not made by or on behalf of an Interested Stockholder or his Affiliate or Associate), the affirmative vote of a majority of the voting power of all outstanding shares of Voting Stock, regardless of class and voting together as a single voting class, shall be required for approval of such action.
SEVENTEENTH: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, as the same exists or hereafter may be amended, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended Delaware General Corporation Law. No amendment to or repeal of this Article Seventeenth shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

EIGHTEENTH:     The Corporation reserves the right to adopt, repeal, rescind, alter or amend in any respect any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by applicable law, and all rights conferred on stockholders herein are granted subject to this reservation. Notwithstanding the preceding sentence, the provisions set forth in Articles Fifth, Sixth, Seventh, Eighth, Ninth, Tenth, Eleventh, Twelfth, Fourteenth, Fifteenth and Sixteenth may not be repealed, rescinded, altered or amended in any respect, and no other provision or provisions may be adopted which impair(s) n any respect the operation or effect of any such provision, unless such action is approved as specified in Article Sixteenth hereof.